                                                                       EXHIBIT 2


                                                                  EXECUTION COPY
                                                                  --------------






                                 AGREEMENT AND
                                 PLAN OF MERGER
                                  by and among

                                  NOVARTIS AG,

                              WJ ACQUISITION CORP.

                                      and

                         WESLEY JESSEN VISIONCARE, INC.

                            dated as of May 30, 2000

                               TABLE OF CONTENTS

                                                                                                Page
                                                                                                ----

                                   ARTICLE I

                                   THE OFFER


    1.1  The Offer...............................................................................  2
    1.2  Company Action..........................................................................  4
    1.3  Directors...............................................................................  6

                                  ARTICLE II

                                  THE MERGER

    2.1  The Merger..............................................................................  8
    2.2  Effective Time..........................................................................  8
    2.3  Closing of the Merger...................................................................  8
    2.4  Effects of the Merger...................................................................  8
    2.5  Certificate of Incorporation and By-laws................................................  8
    2.6  Directors...............................................................................  9
    2.7  Officers................................................................................  9
    2.8  Conversion of Shares....................................................................  9
    2.9  Delivery of Merger Consideration........................................................  9
    2.10  Dissenting Shares...................................................................... 12
    2.11  Treatment of Company Options........................................................... 12
    2.12  Adjustments............................................................................ 13
    2.13  Shareholders Meeting................................................................... 13
    2.14  Merger Without Meeting of Shareholders................................................. 14

                                  ARTICLE III

              REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    3.1  Organization, Standing and Power; Subsidiaries.......................................... 14
    3.2  Capital Structure....................................................................... 15
    3.3  Authority; No Conflicts................................................................. 17
    3.4  Reports and Financial Statements........................................................ 18
    3.5  Litigation; Compliance with Laws........................................................ 19
    3.6  Absence of Certain Changes or Events.................................................... 19
    3.7  Environmental Matters................................................................... 20
    3.8  Intellectual Property................................................................... 21
    3.9  Brokers or Finders...................................................................... 22
    3.10  Employment Agreements.................................................................. 22

    3.11  Taxes.................................................................................. 22
    3.12  Certain Contracts...................................................................... 24
    3.13  Company Shareholder Rights Plan........................................................ 24
    3.14  ERISA Compliance....................................................................... 24
    3.15  Schedule 14D-9; Proxy Statement; Schedule TO........................................... 27

                                  ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

    4.1  Organization, Standing and Power........................................................ 28
    4.2  Authority; No Conflicts................................................................. 28
    4.3  Financial Capability.................................................................... 29
    4.4  Capitalization of Purchaser............................................................. 29
    4.5  No Prior Activities..................................................................... 29
    4.6  Offer Documents......................................................................... 29

                                   ARTICLE V

                                   COVENANTS

    5.1  Conduct of Business by the Company Pending the Merger................................... 30
    5.2  No Solicitation......................................................................... 33
    5.3  Access to Information; Confidentiality.................................................. 35
    5.4  Consents; Approvals..................................................................... 36
    5.5  Indemnification and Insurance........................................................... 37
    5.6  Employee Benefits....................................................................... 38
    5.7  Notification of Certain Matters......................................................... 40
    5.8  Other Cooperation and Further Assurances................................................ 40
    5.9  Public Announcements.................................................................... 40
    5.10  Financial Information.................................................................. 41

                                  ARTICLE VI

                           CONDITIONS TO THE MERGER

    6.1  Offer................................................................................... 41
    6.2  Shareholder Approval.................................................................... 41
    6.3  No Injunction or Action................................................................. 41

                                  ARTICLE VII

                                  TERMINATION

    7.1  Termination............................................................................  41

    7.2  Effect of Termination..................................................................  44
    7.3  Fees and Expenses......................................................................  44

                                 ARTICLE VIII

                              GENERAL PROVISIONS

    8.1  Nonsurvival of Representations, Warranties and Agreements............................... 45
    8.2  Notices................................................................................. 45
    8.3  Assignment; Binding Effect.............................................................. 47
    8.4  Entire Agreement........................................................................ 47
    8.5  Amendment............................................................................... 48
    8.6  Governing Law; Consent to Jurisdiction.................................................. 48
    8.7  Counterparts............................................................................ 48
    8.8  Headings................................................................................ 48
    8.9  Interpretation.......................................................................... 48
    8.10  Waivers................................................................................ 49
    8.11  Incorporation of Company Disclosure Letter............................................. 49
    8.12  Severability........................................................................... 49
    8.13  Enforcement of Agreement............................................................... 50
    8.14  Waiver of Jury Trial................................................................... 50
    8.15  Company Disclosure Letter.............................................................. 50
    8.16  Execution.............................................................................. 50
    8.17  Personal Liability..................................................................... 50
    8.18  Date for any Action.................................................................... 51
    8.19  Obligation of Parent and the Company................................................... 51
    8.20  Certain Definitions.................................................................... 51

ANNEX A....................................................................................Annex A-1

                          AGREEMENT AND PLAN OF MERGER

          This AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of May
                                                   ---------
30, 2000, is by and among Novartis AG, a Swiss corporation ("Parent"), WJ
                                                             ------
Acquisition Corp., a Delaware corporation and an indirect wholly owned subsidiary of Parent ("Purchaser"), and Wesley Jessen VisionCare, Inc., a
                       ---------
Delaware corporation (the "Company").
                           -------

                                    RECITALS

          WHEREAS, the Company and Parent have determined to engage in the transactions (the "Transactions") contemplated by this Agreement, including (a)
                   ------------
the commencement of an Offer (as defined below) by Purchaser to purchase for cash all of the outstanding shares of common stock, $.01 par value, of the Company (the "Company Common Stock") together with the associated rights to
              --------------------
purchase preferred stock (the "Rights"), issued pursuant to the Rights
                               ------
Agreement, dated as of November 16, 1999, as amended (the "Rights Agreement"),
                                                           ----------------
between the Company and American Stock Transfer and Trust Company, as Rights Agent, and (b) a business combination whereby Purchaser will be merged with and into the Company in accordance with the Delaware General Corporation Law (the "DGCL"), with the Company continuing as the surviving corporation of such
-----
merger and an indirect wholly-owned subsidiary of Parent (the "Merger");
                                                               ------

          WHEREAS, the respective boards of directors of the Company, Parent and Purchaser have each approved and declared advisable this Agreement and the Transactions;

          WHEREAS, the Board of Directors of the Company (the "Board") (i) has
                                                               -----
determined that the Merger is advisable and in the best interests of the Company and its shareholders, (ii) has approved the Merger, the Offer, this Agreement and the other transactions contemplated hereby and (iii) recommends that the Company's shareholders adopt this Agreement and the Merger and that the Company's shareholders tender their shares pursuant to the Offer;

          WHEREAS, the Agreement and Plan of Merger (the "Ocular Merger
                                                          -------------
Agreement"), dated as of March 19, 2000, among the Company, OSI Acquisition
---------
Corp. and Ocular Sciences, Inc. ("Ocular") has been terminated;
                                  ------

          WHEREAS, the Company has entered into an agreement to pay Ocular a fee of $25,000,000 (the "Ocular Fee") in connection with the termination of the
                     ----------
Ocular Merger Agreement;

          WHEREAS, the Company, Parent and Purchaser desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

          NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representation, warranties and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE OFFER

          1.1  The Offer.
               ----------

          (a) Provided that this Agreement shall not have been terminated in accordance with Article VII and none of the events set forth in Annex A hereto
                                                                 -------
shall have occurred or be existing, Purchaser shall, and Parent shall cause Purchaser to, as promptly as practicable after the date hereof (but in no event later than the fifth business day after the public announcement of the terms of this Agreement), commence (within the meaning of Rule 14d-2(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), an offer (the "Offer")
                                       ------------                    -----
to purchase all of the outstanding shares of Company Common Stock (and associated Rights) at a price of 38.50 United States Dollars ($38.50) per share and associated Right (the "Offer Price"), net to the seller in cash, subject to
                           -----------
reduction for any applicable withholding taxes and, but only if such payment is to be made other than to the registered holder, any applicable stock transfer taxes payable by such holder. The Offer will be made pursuant to an Offer to Purchase and related Letter of Transmittal containing the terms and conditions set forth in this Agreement. The initial expiration date of the Offer shall be the twentieth business day from and after the date the Offer is commenced (the "Initial Expiration Date"). The obligation of Purchaser to accept for payment,
 -----------------------
purchase and pay for any shares of Company Common Stock (and associated Rights) tendered pursuant to the Offer shall be subject, except as provided in Section 1.1(b), only to the satisfaction of (i) the condition that a number of shares of Company Common Stock representing not less than fifty-one percent (51%) of the total issued and outstanding shares of Company Common Stock on a diluted basis (after giving effect to the conversion or exercise of all outstanding options, warrants and other rights or securities convertible into shares of Company Common Stock) (excluding any shares of Company Common Stock held by the Company or any of its Subsidiaries (as defined below)) on the date such shares are purchased pursuant to the Offer have been validly tendered and not withdrawn prior to the expiration of the Offer (the "Minimum Condition") and (ii) the
                                           -----------------
other conditions set forth in Annex A hereto; provided, however, that Purchaser
                              -------         --------  -------
expressly reserves the right to waive any of the conditions to the Offer (other than the

Minimum Condition) and to make any change in the terms or conditions of the Offer in its sole discretion, subject to Section 1.1(b).

          (b) Without the prior written consent of the Company, neither Parent nor Purchaser will (i) decrease the price per share of Company Common Stock payable in the Offer, (ii) decrease the number of shares of Company Common Stock sought in the Offer, (iii) change the form of consideration payable in the Offer, (iv) impose conditions to the Offer in addition to those set forth in Annex A, (v) except as provided below or required by any rule, regulation,
-------
interpretation or position of the Securities and Exchange Commission (the
"SEC") applicable to the Offer, change the expiration date of the Offer, or (vi)
 ---
otherwise amend or change any term or condition of the Offer in a manner materially adverse to the holders of shares of Company Common Stock. Notwithstanding anything in this Agreement to the contrary, without the consent of the Company, Purchaser shall have the right to extend the Offer beyond the Initial Expiration Date in the following events: (i) from time to time if, at the Initial Expiration Date (or extended expiration date of the Offer, if applicable), any of the conditions to the Offer (other than the Minimum Condition to which this clause does not apply) shall not have been satisfied or waived, until such conditions are satisfied or waived; (ii) for any period required by any rule, regulation, interpretation or position of the SEC or the Staff thereof applicable to the Offer or any period required by applicable law;
(iii) if all conditions to the Offer other than the Minimum Condition are satisfied or waived, but the Minimum Condition has not been satisfied, for one or more periods not to exceed ten (10) business days each (or an aggregate of thirty (30) business days for all such extensions); or (iv) if all of the condi-tions to the Offer are satisfied or waived but the number of shares of Company Common Stock validly tendered and not withdrawn is less than ninety percent (90%) of the then outstanding number of shares of Company Common Stock on a diluted basis, for an aggregate period not to exceed twenty (20) business days (for all such extensions), provided that Purchaser shall accept and promptly pay
                           --------
for all securities tendered prior to the date of such extension and shall otherwise meet the requirements of Rule 14d-11 under the Exchange Act in connection with each such extension. In addition, Parent and Purchaser agree that Purchaser shall from time to time extend the Offer, if requested by the Com pany, if at the Initial Expiration Date (or any extended expiration date of the Offer, including pursuant to this sentence, if applicable), all of the conditions to the Offer other than the Minimum Condition and/or the conditions set forth in clause (a) or clause (b) of Annex A shall have been waived or satisfied and the Minimum Condition and/or the conditions set forth in clause
(a) or clause (b) of Annex A shall not have been satisfied, until the earlier of ten (10) business days after such expiration date or September 30, 2000 in the case of the Minimum Condition or November 30, 2000 in the case of clause (a) or clause (b) or such earlier date upon which either such condition shall not be reasonably capable of being satisfied prior to November 30, 2000. Upon the prior satisfaction or waiver of all the conditions to the Offer, and subject to the terms and conditions of this

Agreement, Purchaser will, and Parent will cause Purchaser to, accept for payment, pur chase and pay for, in accordance with the terms of the Offer, all shares of Company Com mon Stock validly tendered and not withdrawn pursuant to the Offer as soon as reasonably practicable after the expiration of the Offer.

          (c) As soon as reasonably practicable on the date of commencement of the Offer, Parent and Purchaser shall file or cause to be filed with the SEC a Tender Offer Statement on Schedule TO (together with any amendments or supplements thereto, the "Schedule TO") with respect to the Offer. The Schedule
                          -----------
TO will comply as to form and content in all material respects with the applicable provisions of the federal securities laws and will contain the offer to purchase and form of the related letter of transmittal (such Schedule TO and such documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "Offer Documents").
                                                          ---------------
Parent and the Company each agrees to correct promptly any information provided by it for use in the Offer Documents if and to the extent that such information shall have be come false or misleading in any material respect and to supplement the information provided by it specifically for use in the Schedule TO or the other Offer Documents to include any information that shall become necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent and Purchaser agree to take all steps necessary to cause the Offer Documents as so corrected or supplemented to be filed with the SEC and be disseminated to holders of shares of Company Common Stock, in each case, as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents prior to their being filed with the SEC. Parent and Purchaser agree to provide to the Company and its counsel any comments or other communications which Parent, Purchaser or their counsel may receive from the Staff of the SEC with respect to the Offer Documents promptly after receipt thereof.

          1.2  Company Action.
               --------------

          (a) The Company hereby consents to the Offer and represents and war-rants that the Board, at a meeting duly called and held, has unanimously (i) determined that this Agreement and the Transactions, including the Offer, the Merger, and the purchase of shares of Company Common Stock and associated
Rights contemplated by the Offer, are advisable and fair to and in the best interests of the Company and the Company's shareholders, (ii) approved and adopted this Agreement and the Transactions, including the Offer, the Merger, and the purchase of shares of Company Common Stock and associated Rights contemplated by the Offer, in accordance with the requirements of the DGCL, which approval satisfies in full the requirements of prior approval contained in
Section 203(a)(1) of the DGCL, (iii) resolved to recommend that the shareholders of the Company accept the Offer, tender their shares of Company Common Stock and associated Rights pursuant to the Offer and approve and adopt this Agreement and the Merger and (iv) resolved to amend the Rights Agreement as contemplated herein. The Company hereby consents to the inclusion in the Offer Documents, the
Schedule 14D-9 (as defined below) and the Proxy Statement (as defined below) (if any) of such recommendation of the Board. The Company represents that the Board has received the written opinion (the "Bear Stearns Fairness Opinion") of Bear,
                                       -----------------------------
Stearns & Co. Inc. ("Bear Stearns"), stating that the proposed consideration to
                     ------------
be received by the holders of shares of Company Common Stock pursuant to the Offer and the Merger is fair to such holders from a financial point of view. The Company has been authorized by Bear Stearns to permit, subject to the prior review and consent by Bear Stearns (such consent not to be unreasonably with-held), the inclusion of the Bear Stearns Fairness Opinion (or a reference thereto) in the Offer Documents and the Schedule 14D-9. The Company has been advised by each of its directors and by each executive officer of the Company who as of the date hereof is actually aware (to the knowledge of the Company) of the Transactions that each such person intends to tender pursuant to the Offer all shares of Company Common Stock owned by such person.

          (b) The Company will cause its transfer agent to promptly furnish Parent and Purchaser with a list of the Company's shareholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of shares of Company Common Stock and lists of securities positions of shares of Company Common Stock held in stock depositories and to provide to Parent and Purchaser such additional information (including, without limitation, updated lists of shareholders, mailing labels and lists of securities positions) and such other assistance as Parent or Purchaser or their agents may reasonably request in connection with the Offer. Subject to the require ments of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Transactions, Parent and Purchaser and each of their affiliates, associates and agents will hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with the Offer and the Merger and, if this Agreement is terminated, will deliver, and will use their reasonable efforts to cause their agents to deliver, to the Company all copies and any extracts or summaries from such information then in their possession or control.

          (c) As soon as reasonably practicable on the date of commencement of the Offer, the Company shall file with the SEC and disseminate to holders of shares of Company Common Stock, in each case as and to the extent required by applicable federal securities laws, a Solicitation/Recommendation Statement on
Schedule 14D-9 (together with any amendments or supplements thereto, the "Schedule 14D-9") that shall reflect the recommendations of the Board referred
 --------------
to above. The Company and Parent each agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect and to supplement the information provided by it specifically for use in the Schedule 14D-9 to include any information that shall become necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected or supplemented to be filed with the SEC and to be disseminated to holders of shares of Company Common Stock, in each case, as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 prior to its being filed with the SEC. The Company agrees to provide to Parent and Purchaser and their counsel with any comments or other communications which the Company or its counsel may receive from the Staff of the SEC with respect to the Schedule 14D-9 promptly after receipt thereof. Parent, Purchaser and the Company each hereby agree to provide promptly such information necessary to the preparation of the exhibits and schedules to the Schedule 14D-9 and the Offer Documents which the respective party responsible therefor will reasonably request.

          1.3  Directors.
               ---------

          (a) Promptly following the purchase of and payment for a number of shares of Company Common Stock that satisfies the Minimum Condition, and from time to time thereafter, Purchaser shall be entitled to designate the number of directors, rounded up to the next whole number, on the Board that equals the product of (i) the total number of directors on the Board (giving effect to the election of any additional directors pursuant to this Section) and (ii) the percentage that the number of shares of Company Common Stock beneficially owned by Parent and Purchaser (including shares of Company Common Stock paid for pursuant to the Offer), upon such acceptance for payment, bears to the total number of shares of Company Common Stock outstanding, and the Company shall take all action within its power to cause Purchaser's designees to be elected or appointed to the Board, including, without limitation, increasing the number of directors, and seeking and accepting resignations of incumbent directors. At such time, the Company will also use its best efforts to cause individual directors designated by Purchaser to constitute the number of members, rounded up to the next whole number, on (i) each committee of the Board other than any such committee of such board established to take action under this Agreement and
(ii) each board of directors of each Subsidiary (as defined below) of the Company, and each committee thereof, that represents the same percentage as such individuals represent on the Board. Notwithstanding the foregoing, in the event that Purchaser's designees are to be appointed or elected to the Board, until the Effective Time (as defined below), such board of directors shall have at least two directors who are directors on the date of this Agreement and who are not officers of the Company (the "Continuing Directors"); provided that in the
                                  --------------------
event that the number of Continu-
ing Directors shall be reduced below two for any reason whatsoever, any remaining Con tinuing Directors (or Continuing Director, if there shall be only one remaining) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Continuing Directors for purposes of this Agreement. As used in this Agreement, the term "Subsidiary" when used with respect to any
                                  ----------
party means any corporation or other organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or any organization of which such party is a general partner.

          (b) The Company's obligations to appoint Purchaser's designees to the Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors, as Section 14(f) and Rule 14f-1 require in order to fulfill its obligations under this Section. Parent and Purchaser shall supply to the Company, and be solely responsible for, any information with respect to themselves and their nominees, officers, directors and affiliates required by
Section 14(f) and Rule 14f-1.

          (c) Following the election or appointment of Purchaser's designees pursuant to Section 1.3(a) and until the Effective Time, the approval of the Continuing Directors shall be required to authorize (and such authorization shall constitute the authorization of the Company's board of directors and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize) any termination of this Agreement by the Company, any amendment of this Agree ment requiring action by the Company's board of directors, any amendment of the certificate of incorporation or bylaws of the Company, any extension of time for performance of any obligation or action hereunder by Parent or Purchaser, any waiver of compliance with any of the agreements or conditions contained herein for the benefit of the Company and any material transaction with Parent, Purchaser or any affiliate thereof.


                                  ARTICLE II
                                  ----------

                                  THE MERGER
                                  ----------

          2.1  The Merger.  At the Effective Time (as defined in Section 2.2
               ----------
below) and upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, Purchaser will be merged with and into the Company. Following the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and as an indirect wholly owned subsidiary of
      ---------------------
Parent, and the separate corporate existence of Purchaser will cease in accordance with the DGCL. Subject to the terms and conditions of this Agreement, Parent and Purchaser agree to use all reasonable efforts to cause the Effective Time to occur as soon as practicable after the Shareholders Meeting (as defined below) with respect to the Merger or the purchase by Purchaser of 90% or more of the outstanding shares of Company Common Stock pursuant to the Offer.

          2.2  Effective Time.  Subject to the provisions of this Agreement, the
               --------------
parties will cause the Merger to be consummated by filing an appropriate certificate of merger (the "Certificate of Merger") with the Secretary of State
                            ---------------------
of the State of Delaware in such form as required by, and executed in accordance with, the relevant provisions of the DGCL as soon as practicable on or after the Closing Date (as defined in Section 2.3 below). The Merger will become effective upon such filing or at such time thereafter as is provided in the Certificate of Merger (the "Effective Time," and the date of such effectiveness
                            --------------
shall be the "Effective Date").
              --------------

          2.3  Closing of the Merger.  The closing of the Merger (the "Closing")
               ---------------------                                   -------
will take place at the offices of Skadden, Arps, Slate, Meagher & Flom (Illinois), 333 West Wacker Drive, Suite 2100, Chicago, Illinois 60606, on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver (as permitted by this Agreement and applicable law) of all of the conditions set forth in ARTICLE VI hereof (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) (the "Closing
                                                                    -------
Date"), unless the parties agree to another time, date or place in writing.

          2.4  Effects of the Merger.  The Merger will have the effects set
               ---------------------
forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all properties, rights, privileges, powers and franchises of the Company and Purchaser will vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Purchaser will become the debts, liabilities and duties of the Surviving Corporation.

          2.5  Certificate of Incorporation and By-laws.  Subject to the
               ----------------------------------------
provisions of Section 5.5, the certificate of incorporation and bylaws of Purchaser in effect immediately prior to the Effective Time will be the certificate of incorporation and bylaws of the Surviving Corporation until respectively amended in accordance with their terms and applicable law.

          2.6  Directors.  The directors of Purchaser at the Effective Time will
               ---------
be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until such director's successor is duly elected and qualified.

          2.7  Officers.  The officers of the Company as of the Effective Time
               --------
will be the initial officers of the Surviving Corporation until such officer's successor is duly elected or appointed and qualified.

          2.8  Conversion of Shares.  At the Effective Time and without any
               --------------------
action on the part of the holder thereof, subject to Section 2.10, each issued and outstanding share of Company Common Stock will convert into the right to receive an amount in cash, without interest, equal to 38.50 United States Dollars ($38.50) (the "Merger Consideration"). As a result of the Merger, each
                       --------------------
issued and outstanding share of common stock of Purchaser will be converted into and become one fully paid and non-assessable share of common stock of the Surviving Corporation. Notwithstanding anything con tained in this Section 2.8 to the contrary, each share of Company Common Stock issued and held in the Company's treasury immediately before the Effective Time, and each share of Company Common Stock held by Parent, Purchaser, any other Subsidiary of Parent or any Subsidiary of the Company immediately before the Effective Time, will, by virtue of the Merger, cease to be outstanding and will be cancelled and retired without payment of any consideration therefor.

          2.9  Delivery of Merger Consideration.
               --------------------------------

          (a) Promptly after the Effective Time, Parent shall deposit or cause to be deposited in trust (the "Payment Fund") with an agent designated by Parent
                               ------------
(the "Payment Agent") for the benefit of the holders of certificates
      --------------
representing the shares of Com pany Common Stock issued and outstanding as of the Effective Time (collectively "Certificates"), the aggregate Merger
                                  ------------
Consideration to be paid in respect of the shares of Com pany Common Stock. The Payment Fund shall not be used for any other purpose. The Payment Fund may be invested by the Payment Agent, as directed by Surviving Corporation, in (i) obligations of or guaranteed by the United States, (ii) commercial paper rated A-1, P-1 or A-2, P-2, and (iii) certificates of deposit, bank repurchase agreements and bankers acceptances of any bank or trust company organized under federal law or under the law of any state of the United States or of the District of Columbia that has capital, surplus and undivided profits of at least $1 billion or in money market funds which are invested substantially in such investments. Any net earnings with respect thereto shall be paid to the Surviving Corporation as and when requested by the Surviving Corporation.

          (b) As soon as reasonably practicable after the Effective Time, Parent will instruct the Payment Agent to mail to each holder of record of Company Common Stock immediately before the Effective Time (excluding any shares of Company Common Stock cancelled pursuant to Section 2.8):

              (1)  a letter of transmittal (the "Letter of Transmittal") (whic
                                            --------------------------
will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of such Certificates to the Payment Agent and will be in such form and have such other provisions as Parent reasonably specifies), and

              (2) instructions for use in effecting the surrender of each Certifi cate in exchange for the aggregate Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby.

          (c) Parent and the Surviving Corporation shall cause the Payment Agent to pay to the holders of a Certificate, as soon as practicable after receipt of any Certificate (or in lieu of any such Certificate which has been lost, stolen or destroyed, an affidavit of lost, stolen or destroyed share certificates (including customary indemnity or bond against loss) in form and substance reasonably satisfactory to Parent) together with the Letter of Transmittal, duly executed, and such other documents as Parent or the Payment Agent reasonably request, in exchange therefor a check in the amount equal to the cash, if any, which such holder has the right to receive pursuant to the provisions of this ARTICLE II. No interest shall be paid or accrued on any cash payable upon the surrender of any Certificate. Each Certificate surrendered in accordance with the provisions of this Section 2.9(c) shall be cancelled forthwith.

          (d) In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, the Merger Consideration may be paid to the transferee only if (i) the Certificate representing such shares of Company Common Stock surrendered to the Payment Agent in accordance with Section 2.9(c) hereof is properly endorsed for transfer or is accompanied by appropriate and prop erly endorsed stock powers and is otherwise in proper form to effect such transfer, (ii) the person requesting such transfer pays to the Payment Agent any transfer or other taxes payable by reason of such transfer or establishes to the satisfaction of the Payment Agent that such taxes have been paid or are not required to be paid, and (iii) such person establishes to the reasonable satisfaction of Parent that such transfer would not violate any applicable federal or state securities laws.

          (e) At and after the Effective Time, each holder of a Certificate that represented issued and outstanding shares of Company Common Stock immediately prior to the Effective Time shall cease to have any rights as a shareholder of the Company, except for the right to surrender his or her Certificate in exchange for the Merger Consideration multiplied by the number of shares represented by such Certificate and except as other wise provided by applicable law, and no transfer of shares of Company Common Stock shall be made on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Payment Agent for any reason, they will be canceled and exchanged as provided in this ARTICLE II, except as otherwise provided by applicable law.

          (f) The Merger Consideration paid in the Merger shall be net to the holder of shares of Company Common Stock in cash, and without interest thereon, subject to reduction only for any applicable withholding taxes and, but only if the Merger Consideration is to be paid other than to the registered holder, any applicable stock transfer taxes payable by such holder. To the extent that amounts are withheld by the Surviving Corporation, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares.

          (g) Promptly following the date which is six (6) months after the Effective Time, the Payment Agent shall deliver to the Surviving Corporation all cash, certificates and other documents in its possession relating to the Transactions, and the Payment Agent's duties shall terminate. Thereafter, each holder of a certificate representing shares of Company Common Stock (other than certificates representing dissenting shares of Company Common Stock) may surrender such certificate to the Surviving Corporation and (subject to any applicable abandoned property, escheat or similar law) receive in consideration therefor the aggregate Merger Consideration relating thereto, without any interest thereon. Any portion of the Merger Consideration remaining unclaimed by holders of shares of Company Common Stock five years after the Effective
Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity (as defined in Section 3.3(c)) shall, to the extent permitted by law, become the property of the Surviving Corporation free and clear of any claims or interest of any person previously entitled thereto. Notwithstanding the foregoing, none of Parent, the Surviving Corporation, the Company or the Payment Agent shall be liable to a holder of a Certificate for any Merger Consideration properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (h) Any portion of the Merger Consideration made available to the Payment Agent pursuant to Section 2.9(a) to pay for shares of Company Common Stock for which appraisal rights have been perfected shall be returned to Parent upon demand.

          2.10 Dissenting Shares.  Notwithstanding anything in this Agreement to
               -----------------
the contrary, shares of Company Common Stock that are issued and outstanding immediately before the Effective Time and that are held by shareholders who have not voted in favor of the Merger or consented thereto in writing and who have properly exercised appraisal rights with respect thereto in accordance with
Section 262 of the DGCL (insofar as such Section is applicable to the Merger and provides for appraisal rights with respect to it), shall not be converted into the right to receive the Merger Consideration as provided in Section 2.8 hereof, unless such holders fail to perfect or withdraw or otherwise lose their rights to appraisal. Instead, ownership of such shares will entitle the holder thereof to receive the consideration determined pursuant to Section 262 of the DGCL; provided, however, that if such holder fails to perfect or effectively
      --------  -------
withdraws such holder's right to appraisal and payment under the DGCL, each of such shares shall there upon be deemed to have been converted, at the Effective Time, into the right to receive the Merger Consideration, without any interest thereon, upon surrender of the Certificate or Certificates in the manner provided in Section 2.8 hereof. The Company will give Parent (a) prompt notice of any demands (or withdrawals of demands) for appraisal received by the Company pursuant to the applicable provisions of the DGCL and any other instruments served pursuant to the DGCL and received by the Company and (b) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company will not, except with the prior consent of Parent, make any payment with respect to any such demands for appraisal or offer to settle, or settle, any such demands.

          2.11 Treatment of Company Options.
               ----------------------------

          (a) Prior to the Initial Expiration Date, the Company shall take all actions necessary and appropriate to provide that, upon the Effective Time, each outstanding Company Stock Option (as defined in Section 3.2(a)) granted under any of the Company Stock Option Plans (as defined in Section 3.2(a)) or under any other plan or arrangement, each outstanding warrant and option to purchase shares described in Section 3.2 of the Company Disclosure Letter, whether or not then exercisable or vested, and each right to purchase shares of Company Common Stock under the Company Purchase Plans (as defined in Section 3.2(a)), shall be cancelled and, in exchange therefor, each holder of such Company Stock Option, warrant, option or right to purchase shall receive an amount in cash in respect thereof, if any, equal to the product of (i) the excess, if any, of the Merger Consideration over the per share exercise price thereof and (ii) the number of shares subject thereto (such payment to be net of applicable withholding taxes).

          (b) The Company shall use its reasonable best efforts to obtain all necessary waivers, consents or releases from holders of Company Stock Options, other options, warrants, and rights to purchase shares of Common Stock and shall take any such action as may be reasonably necessary to give effect to, and to accomplish the transactions con templated by, this Section 2.11.

          2.12 Adjustments.  If, during the period between the date of this
               -----------
Agreement and the Effective Time, any change in the outstanding shares of Company Common Stock shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares of Company Common Stock, or stock dividend thereon with a record date during such period, the cash payable pursuant to the Offer, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

          2.13 Shareholders Meeting.  If required by applicable law to
               --------------------
consummate the Merger, the Company, acting through the Board, shall, in accordance with and to the extent permitted by applicable law:

          (a) duly call, give notice of, convene and hold a special meeting of its shareholders (the "Shareholders Meeting") as soon as practicable following
                       --------------------
the date on which Purchaser completes the purchase of shares of Company Common Stock pursuant to the Offer (the "Offer Completion Date") for the purpose of
                                  ---------------------
considering and taking action upon this Agreement;

          (b) subject to its fiduciary duties under applicable law, include in the Proxy Statement (as defined below) the recommendation of the Board that shareholders of the Company vote in favor of the approval and adoption of this Agreement and the Merger; and

          (c) prepare and file with the SEC a preliminary proxy or information statement relating to this Agreement and the Merger and use its reasonable best efforts to obtain and furnish the information required to be included in the Proxy Statement and, after consultation with Parent and Purchaser, respond promptly to any comments made by the SEC with respect to the preliminary proxy statement or information statement and cause a definitive proxy or information statement relating to this Agreement and the Merger (such proxy or information statement together with any and all amendments or supplements thereto, the

"Proxy Statement") to be mailed to its shareholders at the earliest practicable
 ---------------
time following the expiration or termination of the Offer.

          At the Shareholders Meeting, Parent and Purchaser and any of their respective Subsidiaries will vote, or cause to be voted, all shares of Company Common Stock owned by them in favor of this Agreement and the Transactions.

          2.14 Merger Without Meeting of Shareholders.  If Parent, Purchaser or
               --------------------------------------
any other Subsidiary of Parent shall acquire at least 90% of the outstanding shares of Company Common Stock pursuant to the Offer or otherwise, the parties hereto agree, subject to satisfaction or (to the extent permitted hereunder) waiver of all conditions to the Merger, to take all necessary and appropriate action to cause the Merger to be effective as soon as practicable after the acceptance for payment and purchase of shares of Company Common Stock pursuant to the Offer without the Shareholders Meeting.


                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

              Except as set forth in the disclosure letter delivered prior to the execution of this Agreement to Parent (the "Company Disclosure Letter"), the Company represents and warrants to Parent and Purchaser as of the date of this Agreement as follows:

          3.1  Organization, Standing and Power; Subsidiaries.
               ----------------------------------------------

          (a) Each of the Company and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failures to be so organized, existing and in good standing or to have such power and authority, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failures so to qualify or to be in good standing, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. The copies of the certificate of incorporation and bylaws of the Company, which were previously furnished or made available to Parent, are true, complete and correct copies of such documents as in effect on the date of this Agreement. As used in this agreement, the term "Material Adverse Effect" means,
                                                 -----------------------
with respect to any entity, any event, change, circumstance or effect that is or is reasonably likely to be materially adverse to (i) the business, financial condition or results of operations of such entity and its Subsidiaries taken as a whole, other than any event, change, circumstance or effect relating to (v) the economy or financial markets in general, (w) the industries in which such entity operates in general and not specifically relating to (or having the effect of specifically relating to or having a materially disproportionate effect (relative to most other industry participants) on) such entity, (x) the announcement or pendency of the Offer or the Merger, (y) changes after the date hereof in laws or regulations relating to the design, manufacture or distribution of contact lenses or (z) a change in the market price or trading volume of the shares of such entity (provided that a change in the market price or trading price may be used, if applicable, as evidence of some other event, change, circumstance or effect that has or is reasonably likely to have a Material Adverse Effect), or (ii) the ability of such entity to consummate the Transactions.

          (b) Section 3.1(b) of the Company Disclosure Letter sets forth all the Subsidiaries of the Company which, as of the date of this Agreement, are Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the SEC)
 . All the outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary have been validly issued and are fully paid and nonassessable and are, except as set forth on the Company Disclosure Letter, owned directly or indirectly by the Company, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively "Liens") and free of any other restriction
                                 -----
(including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except for restrictions imposed by applicable securities laws. Except as set forth in the Company Reports (as defined below) filed prior to the date hereof, as of the date of this Agreement, neither the Company nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity (other than Subsidiaries), that is or would reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.

          3.2  Capital Structure.
               -----------------

          (a) As of May 23, 2000, the authorized capital stock of the Company consisted of (A) 50,000,000 shares of Company Common Stock of which 18,175,585 shares were issued, consisting of 17,671,246 shares outstanding and 504,339 shares held in the treasury of the Company and (B) 5,000,000 shares of Preferred Stock, par value $0.01 per share, of which 50,000 shares have been designated Junior Participating Preferred Stock, Series A and reserved for issuance upon exercise of the Rights. Since May 23, 2000 to the date of this Agreement, there have been no issuances of shares of the capital stock of the Company or any other securities of the Company other than issuances of shares (and accompanying Rights) pursuant to options or rights outstanding as of May 23, 2000 under the Company's Benefit Plans (as defined below). All issued and outstanding shares of the capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights. There were outstanding as of May 23, 2000, no options, warrants or other rights to acquire capital stock from the Company other than (w) options, warrants or other rights to acquire capital stock from the Company disclosed in Section 3.2(a) of the Company Disclosure Letter, (x) the Rights,

(y) options to acquire capital stock from the Company representing in the aggregate the right to purchase approximately 2,677,475 shares of Company Common Stock (collectively, the "Company Stock Options") under the Company's 1995
                          ---------------------
Stock Purchase and Option Plan, 1996 Stock Option Plan, Stock Incentive Plan and Non-Employee Director Stock Option Plan (collectively, the "Company Stock Option
                                                            --------------------
Plans") and (z) rights to purchase an aggregate of no more than approximately
-----
12,000 shares of Company Common Stock under the Company's Employee Stock Discount Purchase Plan and the International Employee Discount Purchase Plan (collectively, the "Company Purchase Plans"). Section 3.2(a) of the Company
                    ----------------------
Disclosure Letter sets forth a complete and correct list, as of May 23, 2000, of the number of shares of Company Common Stock subject to Company Stock Options or other rights to purchase or receive Company Common Stock granted under the Company's Benefit Plans or otherwise, the dates of grant and the exercise prices thereof. For purposes of this agreement, "Benefit Plans" means, with respect to
                                          -------------
any Person, each employee benefit plan, program, arrangement and contract (including, without limitation, any "employee benefit plan," as defined in Section (3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any bonus, deferred compensation, stock bonus, stock purchase,
  -----
restricted stock, stock option, employment, termination, stay agreement or bonus, change in control and severance plan, program, arrangement and contract) in effect on the date of this Agreement or disclosed on the Company Disclosure Letter, to which such Person or its Subsidiary is a party, which is maintained or contributed to by such Person, or with respect to which such Person could incur material liability under Section 4069, 4201 or 4212(c) of ERISA.

     (ii) No bonds, debentures, notes or other indebtedness of the Company having the right to vote on any matters on which holders of capital stock of the Company may vote are issued or outstanding.

     (iii) Except as otherwise set forth in this Section 3.2 or in Section 3.2 of the Company Disclosure Letter, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries.

          3.3  Authority; No Conflicts.
               -----------------------

          (a) The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding agreement of the Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          (b) Except as set forth in Section 3.3(b) of the Company Disclosure Letter, the execution and delivery of this Agreement by the Company does not, and the consummation by the Company of the Merger and the other Transactions will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result by its terms in the, termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on, or the loss of, any assets, including Intellectual Property (any such conflict, violation, default, right of termination, amendment, cancellation or acceleration, loss or creation, a "Violation") pursuant to: (A) any provision of
                                   ---------
the certificate of incorporation or bylaws of the Company or any material Subsidiary of the Company, or (B) except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (c) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company, any material Subsidiary, or their respective properties or assets.

          (c) No consent, approval, order or authorization of, or registration, decla ration or filing with, any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a "Governmental Entity"),
                                                       -------------------
is required by or with respect to the Company or any Subsidiary of the Company in connection with the execution and delivery of this Agreement by the Company or the consummation of the Merger and the other Transactions, except for those required under or in relation to (A) the Hart-Scott-Rodino Antitrust Improvements Act of

1976, as amended (the "HSR Act"), (B) state securities or "blue sky" laws (the
                       -------
"Blue Sky Laws"), (C) the Securities Act of 1933, as amended (the "Securities
 -------------                                                     ----------
Act"), (D) the Exchange Act, (E) the DGCL with respect to the filing of the
---
Certificate of Merger, (F) rules and regulations of the Nasdaq, (G) antitrust or other competition laws of other jurisdictions, and (H) such consents, approvals, orders, authorizations, registrations, declarations and filings the failures of which to make or obtain, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. Consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to any of the foregoing clauses (A) through (G) are hereinafter referred to as "Necessary Consents."
                ------------------

          3.4  Reports and Financial Statements.
               --------------------------------

          (a) The Company has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 1999 (collectively, including all exhibits thereto, the "Company Reports"). No Subsidiary of the
                                     ---------------
Company is required to file any form, report, registration statement, prospectus or other document with the SEC. None of the Company Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) included in the Company Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with generally accepted accounting principles ("GAAP") consistently applied during
                                           ----
the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to the absence of notes and normal year-end adjustments that have not been and are not expected to be material in amount. All of such Company Reports, as of their respective dates (and as of the date of any amendment to the respective Company Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

          (b) Except as disclosed in the Company Reports filed prior to the date hereof, since December 31, 1999, the Company and its Subsidiaries have not incurred any liabilities that are of a nature that would be required to be disclosed on a balance sheet of the Company and its Subsidiaries or the footnotes thereto prepared in conformity with GAAP, other than (A) liabilities incurred in the ordinary course of business or (B) liabili-ties that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

          3.5  Litigation; Compliance with Laws.
               --------------------------------

          (a) Except as disclosed in the Company Reports filed prior to the date of this Agreement, there are no suits, actions or proceedings (collectively "Actions") pending or, to the knowledge of the Company, threatened, against or
 -------
affecting the Company or any Subsidiary of the Company which, in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company, nor are there any judgments, decrees, injunctions, rules or orders of any Governmental Entity or arbitrator outstanding against the Company or any Subsidiary of the Company which, in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company.

          (b) Except as disclosed in the Company Reports filed prior to the date of this Agreement and except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, the Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are necessary for the operation of the businesses of the Company and its Subsidiaries, taken as a whole (the "Company Permits"). The Company and its Subsidiaries are in compliance with the
 ---------------
terms of the Company Permits, except where the failures to so comply, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. Except as disclosed in the Company Reports filed prior to the date of this Agreement, neither the Company nor its Subsidiaries is in violation of, and the Company and its Subsidiaries have not received any notices of violations with respect to, any laws, ordinances or regulations of any Governmental Entity, except for violations which, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

          3.6  Absence of Certain Changes or Events.
               ------------------------------------

          (a) Except for liabilities incurred in connection with this Agreement or the Transactions, except as disclosed in the Company Reports filed prior to the date of this Agreement or as set forth in Section 3.6(a) of the Company Disclosure Letter, and except as permitted by ARTICLE V, since December 31, 1999, (i) the Company and its Subsidiaries have conducted their business only in the ordinary course and (ii) there has not been any action taken by the Company or any of its Subsidiaries during the period from December 31, 1999 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of
ARTICLE V. Except as disclosed in the Company Reports filed prior to the date of this Agreement, since December 31, 1999, there have not been any changes, circumstances or events which, in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect on the Company.

          (b) Since December 31, 1999 and except for as set forth in Section 3.6(b) of the Company Disclosure Letter, there has not been any (i) adoption by the Company or any of its Subsidiaries of any Benefit Plan to which any of the Company's officers or employees is a participant or (ii) amendment to any of the Company's Benefit Plans that resulted in material increase in the benefits received or to be received thereunder by any officer or employees of the Company. Since December 31, 1999, there has not been any material increase in the aggregate benefits provided under the Company's Benefit Plans.

          3.7  Environmental Matters.  Except as, in the aggregate, would not
               ---------------------
reasonably be expected to have a Material Adverse Effect on the Company and except as disclosed in the Company Reports filed prior to the date of this Agreement or as set forth in Section 3.7 of the Company Disclosure Letter (i) the operations of the Company and its Subsidiaries have been and are in compliance with all Environmental Laws (as defined below), and with all Company Permits required by Environmental Laws, (ii) there are no pending or, to the knowledge of the Company, threatened, Actions under or pursuant to Environmental Laws against the Company or its Subsidiaries or involving any real property currently or, to the knowledge of the Company, formerly owned, operated or leased by the Company or its Subsidiaries, (iii) the Company and its Subsidiaries are not subject to any Environmental Liabilities (as defined below), and, to the knowledge of the Company, no facts, circumstances or conditions relating to, arising from, associated with or attributable to any real property currently or, to the knowledge of the Company, formerly owned, operated or leased by the Company or its Subsidiaries or operations thereon would reasonably be expected to result in Environmental Liabilities, (iv) all real property owned and, to the knowledge of the Company, all real property operated or leased by the Company or its Subsidiaries is free of contamination from Hazardous Material (as defined below) that would have an adverse effect on human health or the environment and (v) there is not now, nor, to the knowledge of the Company, has there been in the past, on, in or under any real property owned, leased or operated by the Company or any of its predecessors (a) any underground storage tanks regulated pursuant to 40 C.F.R. Part 280 or delegated state programs, dikes or impoundments containing more than a reportable quantity of Hazardous Materials, (b) any friable asbestos-containing materials or (c) any polychlorinated biphenyls.

     As used in this Agreement, "Environmental Laws" means any and all federal,
                                 ------------------
state, foreign, interstate, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decisions, injunctions, orders, decrees, requirements of any Governmental Entity, any and all common law requirements, rules and bases of liability regulating, relating to or imposing liability or standards of conduct concerning pollution, Hazardous

Materials or protection of human health, safety or the environment, as currently in effect and includes, without limitation, 42 U.S.C. ss. 7401 et seq., the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss. 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. ss.
5101 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. ss. 6901 et seq., the Clean Water Act, 33 U.S.C. ss. 1251 et seq., the Clean Air Act, 42 U.S.C. ss. 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. ss. 2601 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. ss. 136 et seq., Occupational Safety and Health Act, 29 U.S.C. ss. 651 et seq. and the Oil Pollution Act of 1990, 33 U.S.C. ss. 2701 et seq., as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state or local statutes. As used in this Agreement, "Environmental
                                                                   -------------
Liabilities" with respect to any person means any and all liabilities of or
-----------
relating to such person or any of its Subsidiaries (including any entity which is, in whole or in part, a predecessor of such person or any of such Subsidiaries), whether vested or unvested, contingent or fixed, actual or potential, known or unknown, which (i) arise under or relate to matters covered by Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the Closing Date. As used in this Agreement, "Hazardous
                                                                      ---------
Materials" means any materials or wastes, defined, listed, classified or
---------
regulated as hazardous, toxic, a pollutant, a contaminant or dangerous in or under any Environmental Laws which includes petroleum, petroleum products, friable asbestos, urea formaldehyde, radioactive materials and polychlorinated biphenyls.

          3.8  Intellectual Property.  Except as, in the aggregate, would not
               ---------------------
reason ably be expected to have a Material Adverse Effect on the Company and except as disclosed in the Company Reports filed prior to the date of the
Agreement: (a) the Company and each of its Subsidiaries owns, controls or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property (as defined below) used in or necessary for the conduct of its business as currently conducted; (b) the Company and its Subsidiaries are not infringing or otherwise violating the Intellectual Property of any Person and are acting in accordance with any applicable license pursuant to which the Company or any Subsidiary acquired the right to use any Intellectual Property; (c) no Person is challenging or claiming the invalidity or unenforceability of any Intellectual Property owned or con trolled by and/or licensed to the Company or its Subsidiaries used in or necessary for the conduct of its business as currently conducted; and (d) neither the Company nor any of its Subsidiaries has received any written notice or otherwise has knowledge of any pending or threatened claim, order or proceeding with respect to any Intellectual Property owned, controlled, licensed or used by the Company or its Subsidiaries and no Intellectual Property owned, controlled and/or licensed by the Company or its Subsidiaries is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property. For purposes of this Agree ment, "Intellectual Property"
                                                         ---------------------
shall mean trademarks, service marks, brand names, certifi-cation marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including, without limitation, utility models and all divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic informa tion, trade secrets and confidential or proprietary information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; any similar intellectual property or proprietary rights.

          3.9  Brokers or Finders.  No agent, broker, investment banker,
               ------------------
financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the Transactions based upon arrangements made by or on behalf of the Company except as disclosed in Section 3.9 of the Company Disclosure Letter, each of whose fees and expenses will be paid by the Company in accordance with the Company's agreement with such firm, copies of which have been provided to Parent.

          3.10 Employment Agreements.  Except as disclosed in the Company
               ---------------------
Reports or Section 3.10 of the Company Disclosure Letter, there are no employment, consulting, severance or indemnification arrangements, agreements or understandings between the Company or any Subsidiary, on the one hand, and any directors, officers or other management employees of the Company or any Subsidiary, on the other hand.

          3.11 Taxes.
               -----

          (a) Each of the Company and its Subsidiaries has filed all Tax Returns required to have been filed (or extensions have been duly obtained) and has paid all Taxes required to have been paid by it, except where failure to file such Tax Returns or pay such Taxes would not, in the aggregate, have a Material Adverse Effect on the Company. All such Tax Returns are correct and complete in all material respects.

          (b) Each of the Company and its Subsidiaries has paid all Taxes which have become due and payable, except where the failure to pay such Taxes would not have a Material Adverse Effect on the Company. Each of the Company and its Subsidiaries has made adequate provision in reserves established in its financial statements and accounts for all Taxes which have accrued but are not yet due and payable.

          (c) Except as set forth in Section 3.11(c) of the Company Disclosure Let ter, there is no action, suit, taxing authority proceeding or audit now in progress or pending with respect to the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has waived or extended, or requested any waiver of extension of, any limitation period for audit or assessment of any Tax liability.

          (d) Except as set forth in Section 3.11(c) of the Company Disclosure Letter, no deficiency for any amount of Tax has been asserted or assessed against the Company or any of its Subsidiaries which (i) has not been paid, settled or adequately provided for through reserves established in the financial statements and accounts and (ii) would have a Material Adverse Effect on the Company if required to be paid.

          (e) No election under Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code"), has been made to treat the Company or any of its
                       ----
Subsidiaries as a consenting corporation (as defined in Section 341(f) of the Code). Neither the Company nor any of its Subsidiaries is a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code.

          (f) Except as disclosed in Section 3.11(f) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement, or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code (or any similar provision of state, local or foreign law) as a result of the Transactions.

          (g) Except as disclosed in Section 3.11(c) of the Company Disclosure Letter, there are no Tax Liens upon any property or assets of the Company or any of its Subsidiaries other than Liens for Taxes that (i) are being contested in good faith, (ii) are not yet due and payable, or (iii) would not, individually or in the aggregate, have a Material Adverse Effect on the Company if required to be paid.

For purposes of this Agreement: (i) "Tax" (and, with correlative meaning,
                                     ---
"Taxes") means any federal, state, local or foreign income, gross receipts,
 -----
property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any governmental authority or any obligation to pay Taxes imposed on any entity for which a party to this Agreement is liable as a result of any indemnification provision or other contractual obligation, and (ii) "Tax Return" means any
                                                     ----------
return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for re fund, amended return or declaration of estimated Tax.

          3.12 Certain Contracts.  As of the date hereof, except as set forth in
               -----------------
the Company Reports filed prior to the date of this Agreement or Section 3.12 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by (i) any "material contracts" (as such term is defined in Item 601(b) (10) of Regulation S-K of the SEC) or (ii) any non-competition agreements or any other agreements or arrangements that limit or otherwise restrict the Company or any of its Subsidiaries or any of their respective affiliates or any successor thereto, or that would, after the Effective Time, to the knowledge of the Company, limit or restrict Purchaser or any of its affiliates (including the Surviving Corporation) or any successor thereto, from engaging or competing in any line of business or in any geographic area (collectively, "Material Contracts"), which agreements or arrangements, in the
                ------------------
aggregate, would reasonably be expected to have a Material Adverse Effect on Purchaser and its Subsidiaries (including the Surviving Corporation and its Subsidiaries), taken together, after giving effect to the Merger.

          3.13 Company Shareholder Rights Plan.  The Board of Directors of the
               -------------------------------
Company has amended the Rights Agreement in accordance with its terms to render it inapplicable to the Transactions. The Company has delivered to Parent a true and correct copy of the Rights Agreement, as amended, in effect as of execution and delivery of this Agreement.

          3.14 ERISA Compliance.
               ----------------

          (a) With respect to the Company's Benefit Plans, no event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances, in connection with which the Company or any of its Subsidiaries could be subject to any liability that individually or in the aggregate would have a Material Adverse Effect on the Company under ERISA, the Code or any other applicable law.

          (b) Each of the Company's Benefit Plans has been administered in accordance with its terms, all applicable laws, including ERISA and the Code, and the terms of all applicable collective bargaining agreements, except for any failures so to administer any of the Company's Benefit Plans that individually or in the aggregate would not rea sonably be expected to have a Material Adverse
Effect on the Company.   The Company, its Subsidiaries and all of the Company's
Benefit Plans are in compliance with the applicable provisions of ERISA, the Code and all other applicable laws and the terms of all applicable collective bargaining agreements, except for any failures to be in such compli ance that individually or in the aggregate would not reasonably be expected to have a

Material Adverse Effect on the Company. Each of the Company's Benefit Plans that is intended to be qualified under Section 401(a) or 401(k) of the Code has received a favor able determination letter from the Internal Revenue Service (the "IRS") that it is so qualified and each trust established in connection
      ---
with any of the Company's Benefit Plans that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that such trust is so exempt. To the knowledge of the Company, no fact or event has occurred since the date of any determination letter from the IRS which is reasonably likely to affect adversely the qualified status of any such Company Benefit Plan or the exempt status of any such trust, except for any occurrence that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Company, and to the knowledge of the Company, all contributions to, and payments from, such Benefit Plans which are required to be made in accordance with such Benefit Plans, ERISA or the Code have been timely made other than any failures that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Company.

          (c) Except as any of the following either individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Company, (x) neither the Company nor any trade or business, whether or not incorporated (an "ERISA Affiliate"), which together with the Company would be
                  ---------------
deemed to be a "single employer" within the meaning of Section 4001(b) of ERISA, has incurred any liability under Title IV of ERISA and no condition exists that presents a risk to the Company or any ERISA Affiliate of the Company of incurring any such liability (other than liability for benefits or premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), (y) none of the Company's Benefit Plan has incurred an "accumulated funding deficiency" (within the meaning of Section 302 of ERISA or Section 412 of the Code) whether or not waived and (z) to the knowledge of the Company, there are not any facts or circumstances that would materially change the funded status of any of the Company's Benefit Plans that is a "defined benefit" plan (as defined in Section 3(35) of ERISA) since the date of the most recent actuarial report for such plan.

          (d) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining or other labor union contract applicable to persons employed by the Company or any of its Subsidiaries and no collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries, in each case that is material to the Company and its Subsidiaries taken as a whole. As of the date of this Agreement, there is no labor dispute, strike or work stoppage against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened which may interfere with the respective business activities of the Company or any of its Subsidiaries, except where such dispute, strike or work stoppage individually or in the aggregate would not reason ably be expected to have a Material Adverse Effect on the Company. To the knowledge of the Company, none of the Company, any of its Subsidiaries or any of their respective representatives or employees has committed any unfair labor practice in connection with the operation of the respective businesses of the Company or any of its Subsidiaries except where such practice individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Company. There is no charge or complaint against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable governmental agency pending or threatened in writing, except for any occurrence that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Company.

          (e) Except as disclosed in Section 3.14 of the Company Disclosure Letter, none of the Company's Benefit Plans provides medical benefits (whether or not insured) with respect to current or former employees after retirement or other termination of service the cost of which is material to the Company and its Subsidiaries taken as a whole.

          (f) With respect to each of the Company's Benefit Plans: (i) no actions, suits, claims or disputes are pending or, to the knowledge of the Company, threatened, other than claims for benefits made in accordance with the terms of such Company Benefit Plan, except for such actions, suits, claims or disputes that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Company; (ii) no audits are pending with any governmental or regulatory agency and to the knowledge of the Company there are no facts which could give rise to any liability in the event of such an audit that either individually or in the aggregate would have a Material Adverse Effect on the Company; and (iii) to the knowledge of the Company, all reports and returns required to be filed with any governmental agency or distributed to any participant in any of the Company's Benefit Plans have been so duly filed or distributed other than any failure to file or distribute such reports or returns that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Company.

          (g) The Company has not incurred any liability under Code Section 4975, and no fact exists which could result in a liability to the Company under Code Section 4975 that would reasonably be expected to have a Material Adverse Effect on the Company.

          (h) Neither the Company nor any ERISA Affiliate contributes to a multiemployer plan described in Section 3(37) of ERISA, no withdrawal liability has been incurred with respect to any such plan and no withdrawal liability would be incurred upon the withdrawal from any such plan by the Company or any ERISA Affiliate as of the date hereof, except for any withdrawal that individually or in the aggregate would not have a Material Adverse Effect on the Company.

          (i) Except as disclosed in the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (A) entitle any current or former employee, officer or director of the Company to severance pay, unemployment compensation or any other payment, (B) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, officer or director, or (C) constitute a "change of control" under any Company Benefit Plan.

          3.15 Schedule 14D-9; Proxy Statement; Schedule TO.  Neither the
               --------------------------------------------
Schedule 14D-9 nor any information supplied by the Company for inclusion in the Schedule TO will, at the respective times the Schedule 14D-9 and the Schedule TO are filed with the SEC and first published, sent or given to the Company's shareholders, contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If a Proxy Statement is mailed to the Company's shareholders, on the date the Proxy Statement is mailed to the Company's shareholders and on the date of the Shareholders Meeting, if there is one, none of the information supplied by the Company for inclusion in the Proxy Statement will contain any untrue statement of a material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the Shareholders Meeting or the solicitation of proxies to used at the Shareholders Meeting which shall have become false or misleading. However, the Company does not make any representations or warranties with respect to information supplied by the Parent, Purchaser or any of their affiliates or representatives for inclusion in the Schedule 14D-9, or with respect to the Schedule TO or the Proxy Statement (except to the extent of information supplied by the Company for inclusion in the Schedule TO or the Proxy Statement). The Schedule 14D-9 will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

                                  ARTICLE IV

                       REPRESENTATIONS AND WARRANTIES OF
                             PARENT AND PURCHASER

          Parent and Purchaser each represents and warrants to the Company as of the date of this Agreement as follows:

          4.1  Organization, Standing and Power.  Each of Parent and Purchaser
               --------------------------------
is a corporation duly organized, validly existing and, in the case of Purchaser, in good standing under the laws of its jurisdiction of incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failures to be so organized, existing and in good standing or to have such power and authority, in the aggregate, would not reasonably be expected to have a material adverse effect on Parent's or Purchaser's ability to consummate the Offer or the Merger, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failures so to qualify or to be in good standing, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole. The copies of the certificate of incorporation and bylaws of Parent and Purchaser, which were previously furnished or made available to the Company, are true, complete and correct copies of such documents as in effect on the date of this Agreement.

          4.2  Authority; No Conflicts.
               -----------------------

          (a) Each of Parent and Purchaser has all requisite corporate power and authority to enter into this Agreement and to consummate the Transactions. The execu tion and delivery of this Agreement and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Purchaser. This Agreement has been duly executed and delivered by each of Parent and Purchaser and constitutes the valid and binding agreement of Parent and Purchaser, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          (b) The execution and delivery of this Agreement by each of Parent and Purchaser does not, and the consummation by Purchaser of the Merger and the other Transactions will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a Violation pursu-ant to: (A) any provision of the certificate of incorporation or bylaws (or equivalent organizational documents) of Parent or Purchaser or any material Subsidiary of Parent, or (B) except as, in the aggregate, would not reasonably be expected to have a material adverse effect on Parent's or Purchaser's ability to consummate the Offer or the Merger, subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (c) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Purchaser, any material Subsidiary, or their respective properties or assets.

          (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or Purchaser or any Subsidiary of Parent in connection with the execution and delivery of this Agreement by Parent or Purchaser or the consummation of the Merger and the other Transactions, except for Necessary Consents.

          4.3  Financial Capability.  Parent and Purchaser have sufficient funds
               --------------------
to purchase all of the Common Stock outstanding on the Expiration Date, as such date may be extended, and the Effective Time, to pay all fees and expenses pursuant to Sections 1.1 and 2.9 and to pay all fees and expenses related to the Transactions.

          4.4  Capitalization of Purchaser.  The authorized capital stock of
               ---------------------------
Purchaser consists of 1,000 shares common stock, par value $0.01 (the "Purchaser
                                                                       ---------
Common Stock").  As of the date hereof, 1,000 shares of Purchaser Common Stock
------------
are outstanding, all of which (i) were validly issued, and are fully paid and nonassessable and (ii) are owned, directly or indirectly, by Parent.

          4.5  No Prior Activities.  Purchaser was formed for the purpose of
               -------------------
effecting the Offer, the Merger and the Transactions, and does not have any Subsidiaries and has not undertaken any business or other activities other than in connection with pursuing the Offer and entering into this Agreement and engaging in the Transactions.

          4.6  Offer Documents.  Neither the Offer Documents nor any information
               ---------------
supplied by Parent or Purchaser for inclusion in the Schedule 14D-9 will, at the respective times the Schedule TO and Schedule 14D-9 are filed with the SEC and first published, sent or given to the Company's shareholders, contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If a Proxy Statement is mailed to the Company's shareholders, on the date the Proxy Statement is mailed to the Company's shareholders and on the date of the Shareholders Meeting, if there is one, none of the information supplied by Parent and Purchaser for inclusion in the Proxy Statement will contain any untrue statement of a material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the Shareholders Meeting or the solicitation of proxies to used at the Shareholders Meeting which shall have become false or misleading. However, Parent and Purchaser do not make any representations or warranties with respect to information supplied by the Company or any of its affiliates or representatives for inclusion in the Offer Documents, or with respect to the
Schedule 14D-9 or the Proxy Statement (except to the extent of information supplied by Parent and Purchaser for inclusion in the Schedule 14D-9 or the Proxy Statement). The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

                                   ARTICLE V

                                   COVENANTS

          5.1  Conduct of Business by the Company Pending the Merger.  The
               -----------------------------------------------------
Company covenants and agrees that, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Offer Completion Date, unless Parent shall otherwise agree in writing, and except as set forth in Section 5.1 of the Company Disclosure Letter or as contemplated hereby, the Company shall conduct its business and shall cause the businesses of its Subsidiaries to be conducted only in, and the Company and its Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company shall use reasonable commercial efforts to preserve substantially intact the business organization of the Company and its Subsidiaries, to keep available the services of the present officers, employees and consultants of the Company and its Subsidiaries and to preserve the present relationships of the Company and its Subsidiaries with customers, suppliers and other persons with which the Company or any of its Subsidiaries has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, or as required by applicable law or rule of any stock exchange or over-the-counter market, neither the Company nor any of its Subsidiaries shall, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Offer Completion Date, and except as set forth in Section 5.1 of the Company Disclosure Letter, directly or indirectly do, or propose to do, any of the following without the prior written consent of
Parent:

          (a) Amend or otherwise change its certificate of incorporation or by-laws, or amend the Rights Agreement or reduce the rights issued thereunder;

          (b) Issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) in the Company, any of its Subsidiaries or affiliates (except for the issuance of shares of Company Common Stock issuable pursuant to Company Stock Options under the Company Stock Option Plans, which options are outstanding on the date hereof; provided that the occurrence of a separation of the rights under the
        --------
Rights Agreement, and the related issuance of shares of Company Common Stock to the Company's shareholders thereunder shall not be deemed a breach of this Agreement to the extent that (i) the occurrence of such separation occurred as a result of an unsolicited acquisition of Company Common Stock by a third party, and (ii) such acquisition did not occur as a result of the Company breaching
Section 5.2 hereof);

          (c) Sell, pledge, dispose of or encumber any assets of the Company or any of its Subsidiaries (except for (i) sales of inventory in the ordinary course of business and in a manner consistent with past practice and (ii) dispositions of obsolete or worthless assets);

          (d) (i) Declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly-owned Subsidiary of the Company may declare and pay a dividend to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iii) except as required by the terms of any security as in effect on the date hereof or expressly permitted hereunder, amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, or permit any Subsidiary to amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries, including, without limitation, shares of Company Common Stock, or any option, warrant or right, directly or indirectly, to acquire any such securities, or propose to do any of the foregoing, or (iv) commence any claim, suit or other action or settle, pay or discharge any claim, suit or other action brought or threatened against the Company other than any claim, suit or action with respect to or arising out of the ordinary course of business which is not material to the Company considered as a whole;

          (e) (i) Acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (ii) incur any indebtedness for borrowed money, except in the ordinary course of business or issue any debt securities or assume, guarantee (other than guarantees of the Company's Subsidiaries entered into in the ordinary course of business) or endorse or otherwise as an accommodation become responsible for, the obligations of any person, make any loans or advances, except in the ordinary course of business consistent with past practice; (iii) commit to make any capital expenditures or purchases of fixed assets; except in the ordinary course of business consistent with past practice; or (iv) enter into any lease agreement other than in the ordinary course of business consistent with past practices;

          (f) Increase the compensation or severance payable or to become payable to its directors, officers or employees, except for increases in salary or wages of employees of the Company or its Subsidiaries (who are not directors or executive officers of the Company) in accordance with past practices, or grant any severance or termination pay (except payments required to be made under obligations existing on the date hereof that are disclosed to Parent or Purchaser in accordance with the terms of such obligations) to, or enter into any employment or severance agreement with, any employee of the Company or any of its Subsidiaries, except for agreements with new employees entered into in the ordinary course of business and providing for annual base and bonus compensation not to exceed $150,000, or establish, adopt, enter into or amend any collective bargaining agreement, any of the Company's Benefit Plans (within the meaning of Section 3.2(a)), trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except, in each case, as may be required by law or as would not result in a material increase in the cost of maintaining such collective bargaining agreement, Benefit Plan, trust, fund, policy or arrangement;

          (g) Take any action to change material accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable), except as required by a change in GAAP or SEC position occurring after the date hereof;

          (h) Except in the ordinary course of business, make any Tax election or settle or compromise any material United States federal, state, local or non-United States Tax liability;

          (i) Pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements contained in the

Company Reports or incurred in the ordinary course of business and consistent with past practice;

          (j) Enter into any contract or agreement which is material to the Company other than in the ordinary course of business and consistent with past practices, or amend, modify or consent to the termination of any Material Contract, other than in the ordinary course of business and consistent with past practices; or

          (k) Take, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a) through (i) above, or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or in correct or prevent the Company from performing or cause the Company not to perform its covenants hereunder.

          5.2  No Solicitation.  Except as otherwise provided in this Agreement,
               ---------------
the Company shall not, directly or indirectly, or through any officer, director, employee, representative or agent of the Company or any of its Subsidiaries, and shall not permit any such officer, director, employee, representative or agent to, solicit or encourage the initiation of (including by way of furnishing information) any inquiries or proposals regarding, or participate in negotiations or discussions concerning any merger, sale of assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving the Company or any Subsidiaries of the Company that if consummated would constitute an Alternative Transaction (as defined in
Section 7.1) (any of the foregoing inquiries or proposals being referred to herein as an "Acquisition Proposal"). Upon the execution of this Agreement, the
              --------------------
Company shall immediately cease any discussions or negotiations with any person, entity or group (other than Parent or any of its affiliates or representatives) concerning any such transaction or any Acquisition Proposal that are continuing on the date hereof and thereafter shall seek to have returned to the Company any confidential information that has been provided in any such discussions or negotiations. Nothing in this section shall prevent the Board from (i) furnishing information to a Third Party (as defined in Section 7.1) which has made a bona fide written Acquisition Proposal that the Board reasonably
       ---- ----
determines is likely to lead to a Superior Proposal (as defined below) not solicited in violation of this Agreement, provided that, with respect to any person that is not currently party to a confidentiality agreement with the Company, such person has executed an agreement with confidentiality and other provisions substantially similar to those then in effect between the Company and Parent, or (ii) subject to compliance with the other terms of this Section 5.2, considering and negotiating a bona fide written Acquisition Proposal that is a Superior Proposal not solicited in violation of this Agreement; provided,
                                                                --------
however, that, as to each of clauses (i) and (ii), (x) such actions occur at a
-------
time prior to the consummation (or, if the Offer is consummated and extended, the initial consummation) of the Offer and (y) the Board deter-
mines in good faith (based on the advice of its financial advisor and counsel) that the failure to take such actions would be inconsistent with its fiduciary duties to the Com pany's shareholders under applicable law. For purposes of this Agreement, a "Superior Proposal" means any written proposal made by a third
              -----------------
person to acquire, directly or indirectly, for consideration consisting of cash and/or securities, all of the equity securities of the Company entitled to vote generally in the election of directors or all or substantially all the assets of the Company, if, and only if, the Board reasonably determines (after consultation with its financial advisor and counsel) (i) that the proposed transaction would be more favorable from a financial point of view to its shareholders than the Offer and the Merger and the Transactions taking into account at the time of determination any changes to the terms of this Agreement which as of that time had been proposed by Parent and (ii) that the person or entity making such Acquisition Proposal is capable of consummating such Acquisition Proposal (based upon, among other things, the availability of financing and the degree of certainty of obtaining financing, the expectation of obtaining required regulatory approvals and the identity and background of such person).

          (a) The Company shall notify Parent promptly upon receipt of any Acquisition Proposal, or any modification of or amendment to any Acquisition Proposal, or any request for nonpublic information relating to the Company or any of its Subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or any Subsidiary by any person or entity that informs the Board or such Subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice to Parent shall be made orally and in writing, and shall indicate the identity of the person making the Acquisition Proposal or intending to make an Acquisition Proposal or requesting non-public information or access to the books and records of the Company, the terms of any such Acquisition Proposal or modification or amendment to an Acquisition Proposal, and whether the Company is providing or intends to provide the person making the Acquisition Proposal with access to information concerning the Company as provided in this Section 5.2. the Company shall also promptly notify Parent, orally and in writing, if it enters into negotiations concerning any Acquisition Proposal.

          (b) Except as provided in the following sentence, neither the Company nor the Board shall withdraw or modify in a manner adverse to Parent or Purchaser, or propose to withdraw or modify in a manner adverse to Parent or Purchaser, or fail at Parent's request to reaffirm, the approval by such Board of this Agreement, the Offer or the Merger or the favorable recommendation of the Board with respect thereto. The foregoing notwithstanding, in the event that, after the Company has received a bona fide written Acquisition Proposal
                                       ---------
not solicited in violation of this Agreement, the Board determines (based on the advice of its counsel), prior to the consummation (or, if the Offer is consummated and extended, the initial consummation) of the Offer, that the failure to take such actions would be inconsistent with its fiduciary duties to the Company's share-
holders under applicable law, the Board may (x) withdraw or modify its approval or recommendation of this Agreement, the Offer or the Merger and disclose to the Company's shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or otherwise make disclosure to them, or
(y) approve or recommend such an Acquisition Proposal that is a Superior Proposal; provided, however, that in no event may the Board take either such
          --------  -------
action earlier than the second full business day following Parent's receipt of written notice of the intention of the Board to do so.

          (c) The Company and the Board shall not (i) redeem the Rights under the Rights Agreement, or waive or amend any provision of the Rights Agreement, in any such case to permit or facilitate the consummation of any Acquisition Proposal or Alternative Transaction, or (ii) enter into any agreement with respect to, or otherwise approve or recommend to shareholders, or publicly propose to approve or recommend, any Acquisition Proposal or Alternative Transaction, unless this Agreement has been terminated in accordance with its terms.

          (d) The Company shall not release any third party from the confidentiality provisions of any agreement to which the Company is a party.

          5.3  Access to Information; Confidentiality.  (a)  The Company shall
               --------------------------------------
(and shall cause its Subsidiaries to):

               (i) afford to the officers, employees, accountants, counsel, financing sources and other representatives of Parent, reasonable access during normal business hours to its properties, books, contracts, commitments and records;

               (ii) furnish to Parent all information concerning its business, properties and personnel as Parent may reasonably request or has reasonably requested; and

               (iii) make available during normal business hours to the officers, employees, accountants, counsel, financing sources and other representatives of Parent the appropriate individuals (including management personnel, attorneys, accountants and other professionals) for discussion of the Company's business, properties, prospects and personnel as Parent may reasonably request.

          (b) Parent shall keep all information disclosed to it pursuant to this Agreement confidential in accordance with the terms of the confidentiality letter, dated May 10, 2000 (the "Confidentiality Letter"), between Parent and
                                 ----------------------
the Company.

          5.4  Consents; Approvals.
               -------------------

          (a) Subject to the terms and conditions herein provided, Parent and the Company shall (i) promptly make all filings necessary in connection with their respective Necessary Consents and (ii) use reasonable best efforts to cooperate with one another in (y) determining whether any filings are required to be made with, or consents, permits, authorizations or approvals are required to be obtained from, any third party or other Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the Transactions and (z) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals, including such party's Necessary Consents. The parties shall cooperate with one another in connection with the making of all such filings, including providing copies of all such documents to the non-filing or non-submitting party and its advisors prior to filing or otherwise submitting.

          (b) (i) Without limiting the generality of the undertakings of Parent and the Company pursuant to Section 5.4(a), Parent and Purchaser agree to (1) promptly effect all necessary registrations and filings, including, but not limited to, filings and submissions of information under the HSR Act, and applicable foreign laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade or limitation of competition (collectively, "Antitrust Laws"), and (2) use
                                                   --------------
reasonable best efforts to promptly take, or cause their affiliates to take, if required by the Federal Trade Commission (the "FTC") or its staff, the Assistant
                                               ---
Attorney General in charge of the Antitrust Division and his staff, or any state attorney general or its staff, or any comparable person under applicable foreign Antitrust Laws, in each case in order to consummate the Transactions, all commercially reasonable actions and things (including, without limitation, executing agreements and submitting to judicial or administrative orders) to secure federal, state and applicable foreign antitrust clearance (includ ing by avoiding or setting aside any preliminary or permanent injunction or other order of any United States federal, state, local, or foreign court or other Governmental Entity). The existence of the conditions set forth in Sections 6.2 and clauses (a) and (b) of Annex A shall not limit or diminish Parent's
                           -------
obligations pursuant to the foregoing sentence or relieve Parent of any liability or damages that may result from its breach of its obligations under this Section 5.4(b)(i). In connection with the foregoing, the Company will cooper ate with and assist Parent, and, with respect to matters that are within its power or control will use its reasonable best efforts to promptly (x) take, or cause to be taken, all actions and to do, or cause to be done, all commercially reasonable things necessary, proper or advisable under applicable Antitrust Laws to consummate the Transactions as soon as practicable, including, without limitation, preparing and filing as promptly as practicable all documentation to effect all necessary filings, notices, petitions, statements, registra tions, submissions of information, applications and other documents and
(y) obtain and
maintain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any third party that are necessary, proper or advisable to consummate the Merger and the other Transactions. Subject to applicable laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on, all the information relating to their respective Subsidiaries that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other Transactions.

               (ii) In furtherance and not in limitation of the foregoing, and to the extent that any such action has not heretofore been taken or completed, each of Parent and the Company agrees to (x) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten business days of the date hereof, (y) supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and (z) complete the review process under the HSR Act to permit the consummation of the Merger including, but not limited to, causing the expiration of termination of the applicable waiting periods under the HSR Act as soon as practicable.

          5.5  Indemnification and Insurance.
               -----------------------------

          (a) The certificate of incorporation and by-laws of the Surviving Corporation shall contain provisions with respect to indemnification substantially to the same effect as those set forth in the certificate of incorporation and the by-laws of the Company on the date hereof, which provisions shall not be amended, modified or otherwise repealed for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder as of the Effective Time of individuals who at the Effective Time were directors, officers, employees or agents of the Company, unless such modification is required after the Effective Time by law.

          (b) Parent shall cause the Surviving Corporation, to the fullest extent permitted under applicable law or under the Surviving Corporation's certificate of incorporation or by-laws, to indemnify and hold harmless, each present and former director, officer or employee of the Company or any of its Subsidiaries (collectively, the "Indemnified Parties") against any costs or
                                 --------------------
expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, (x) arising out of or pertaining to the Transactions or (y) otherwise with respect to any acts or omissions occurring at or prior to the Effective Time, to the same extent as provided in the Company's certificate of incorporation or by-laws or any applicable contract or agreement as in effect on the date hereof, in each case for a period of six years after the date hereof. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time) and subject to the specific terms of any indemnification contract, (i) any counsel retained by the Indemnified Parties for any period after the Effective Time shall be reasonably satisfactory to the Surviving Corporation, (ii) after the Effective Time, the Surviving Corporation shall pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received and (iii) the Surviving Corporation will cooperate in the defense of any such matter; provided, however,that the
                                             --------  -------
Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed); and provided, further, that, in the event that any claim or claims
              --------  -------
for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims. The Indemnified Parties as a group may retain only one law firm to represent them with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties, in which case each Indemnified Person with respect to whom such a conflict exists (or group of such Indemnified Persons who among them have no such conflict) may retain one separate law firm.

          (c) In addition, Parent will provide, or cause the Surviving Corporation to provide, for a period of not less than six years after the Effective Time, the Company's current directors and officers an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the "D&O Insurance") that is no less favorable than the
                            -------------
existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Parent and the
                                          --------  -------
Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of twice the annual premium currently paid by the Company for such insurance (which annual premium the Company represents to currently be $380,000), but in such case shall purchase as much such coverage as possible for such amount.

          (d) This Section shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, the Surviving Corporation and the Indemnified Parties, shall be binding on all successors and assigns of the Surviving Cor poration and shall be enforceable by the Indemnified Parties.

          5.6  Employee Benefits.
               -----------------

          (a) Effective as of the Effective Time and for a one-year period following the Effective Time, Parent shall provide, or cause the Surviving Corporation and its Subsidiaries and successors to provide, those persons who, immediately prior to the Effective

Time, were employees of the Company and its Subsidiaries and who continue in such employment ("Continuing Employees"), with benefits and compensation that
                  --------------------
are substantially comparable, in the aggregate, to the compensation and benefits provided to such employees as of the date of this Agreement; provided,
                                                                      --------
Surviving Corporation from terminating the employment of any such employees in accordance with applicable laws and contractual rights, if any, of such employees.

          (b) Except with respect to accruals under any defined benefit pension plan, Parent will, or will cause the Surviving Corporation and its Subsidiaries to, give Continuing Employees full credit for purposes of eligibility, vesting and determination of the level of benefits under any employee benefit plans or arrangements maintained by Parent, the Surviving Corporation or any Subsidiary of Parent or the Surviving Corporation for such Continuing Employees' service with the Company or any Subsidiary of the Company to the same extent recognized by the Company for similar purposes immediately prior to the Effective Time. Parent will, or will cause the Surviving Corporation and its Subsidiaries to,
(i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any welfare plan that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare plan maintained for the Continuing Employees immediately prior to the Effective
Time, and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time to the same extent as if those deductibles or co-payments had been paid under the welfare plans for which such employees are eligible after the Effective Time.

          (c) For purposes of the Company's Benefit Plans, the Offer Completion Date will constitute a "change in control" of the Company (as such term or similar term is defined in an applicable Benefit Plan). The Parent shall (i) cause the Surviving Corporation after the Offer Completion Date to pay all amounts provided under all of the Company's Benefit Plans in accordance with their terms, and (ii) honor and cause the Surviving Corporation to honor all rights, privileges and modifications to or with respect to any such Company Benefit Plans which become effective as a result of such change in control.

          5.7  Notification of Certain Matters.  The Company shall give prompt
               -------------------------------
notice to Parent and Parent shall give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which is reasonably likely to cause any representation or warranty of such party contained in this Agreement to be materially untrue or inaccurate, (ii) any failure of the Company or Parent, as the case may be, materially to comply with or satisfy, or the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which is reasonably likely to cause the failure by such party materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; (iii) the Company obtaining knowledge of a material breach by Parent, or Parent obtaining knowledge of a material breach by the Company, of their respective representations, warranties, or covenants hereunder of which the breaching party has not already given notice pursuant to clauses (i) or (ii); or (iv) the occurrence of any other event which would be reasonably likely (A) to have a Material Adverse Effect on the Company or (B) to cause any condition set forth in Annex A hereto to be unsatisfied in
                                           -------
any material respect at any time prior to the consummation of the Offer;

provided, however, that the delivery of any notice pursuant to this Section 5.7
--------  -------
shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

          5.8  Other Cooperation and Further Assurances.  If required by appli-
               ----------------------------------------
cable law, as soon as practicable following consummation of the Offer, Parent and the Company shall together, or pursuant to any reasonable allocation of responsibility between them, cooperate with one another in taking all commercially reasonable efforts in order to lift any injunctions or remove any other impediment to the consummation of the Transactions. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each of the parties to this Agreement shall take all such necessary action.

          5.9  Public Announcements.  Parent and the Company shall consult with
               --------------------
each other before issuing any press release or making any written public statement with respect to the Offer or Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that either party may, without the prior consent of the
--------  -------
other, issue such press release or make such public state ment as may upon the advice of counsel be required by law or the rules and regulations of the National Association of Securities Dealers, the New York Stock Exchange, or the Stock Exchange of Switzerland in advance of obtaining such prior consent, if it has used all reasonable efforts to consult with the other party.

          5.1  Financial Information.  The Company will deliver to Parent, as
               ---------------------
soon as reasonably practicable, such financial information as Parent may request to the extent such financial information is regularly prepared by the Company for the Board or for management.


                                  ARTICLE VI

                           CONDITIONS TO THE MERGER

          The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following conditions:

          6.1  Offer.  The Offer Completion Date shall have occurred.
               -----

          6.2  Shareholder Approval. If required by applicable law, this
               --------------------
Agreement shall have been adopted at or prior to the Effective Time by the requisite vote of the shareholders of the Company in accordance with the DGCL.

          6.3  No Injunction or Action.  No order, statute, rule, regulation,
               -----------------------
executive order, stay, decree, judgment or injunction shall have been enacted, entered, promulgated or enforced by any court or other Governmental Entity which prohibits or prevents the consummation of the Merger which has not been vacated, dismissed or withdrawn prior to the Effective Time. The Company and Parent shall use reasonable best efforts to have any of the foregoing vacated, dismissed or withdrawn by the Effective Time.


                                  ARTICLE VII

                                  TERMINATION

          7.1  Termination.  This Agreement may be terminated at any time prior
               -----------
to the Effective Time, notwithstanding approval thereof by the shareholders of the Company:

          (a) by mutual written consent duly authorized by the Boards of Directors of Parent and the Company; or

          (b) by either Parent or the Company if the initial consummation of the Offer shall not have occurred on or prior to September 30, 2000; provided,
                                                                     --------
however, that either party may by written notice to the other party delivered on
-------
or prior to September 30, 2000 extend such date until November 30, 2000 if the failure to consummate the Offer on or prior to September 30, 2000 shall have resulted from the failure of the conditions set forth in clause (a) of Annex A and/or clause (b) of Annex A to be satisfied; and provided, further, that the
                                                  --------  -------
right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Offer to be consummated on or prior to such date; or

          (c) by either Parent or the Company if, as the result of the failure of the Minimum Condition or any of the other conditions set forth in Annex A
                                                                     -------
hereto, the Offer shall have terminated or expired in accordance with its terms without Purchaser having purchased any shares of Company Common Stock pursuant to the Offer; or

          (d) by either Parent or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action having the effect of permanently restraining, enjoining or otherwise prohibiting the Offer or the Merger; provided that the
                                                            --------
party seeking to terminate this Agreement shall have used its reasonable best efforts to remove or lift such order decree or ruling; or

          (e) by Parent, if, whether or not permitted to do so by this Agreement, the Board or the Company shall, prior to the Offer Completion Date
(x) (i) withdraw, modify or change its approval or recommendation of the Offer, this Agreement or the Merger in a manner adverse to Parent, (ii) approve or recommend to the shareholders of the Company an Acquisition Proposal or Alternative Transaction; or (iii) approve or recommend that the shareholders of the Company tender their shares in any tender or exchange offer that is an Alternative Transaction or (y) take any public position or make any disclosures to the Company's shareholders, whether or not permitted pursuant to Section 5.2, which has the effect of any of the foregoing; or

          (f) by Parent or the Company, upon a material breach of any representation, warranty, covenant or agreement on the part of the Company or Parent, respectively, set forth in this Agreement (a "Terminating Breach");
                                                      ------------------
provided that, except for any breach of the Company's obligations under Section
--------
5.2, if such Terminating Breach is curable prior to the Initial Expiration Date (or any extension thereof) by the Company or Parent, as the case may be, through the exercise of its reasonable best efforts and for so long as the Company or Parent, as the case may be, continues to exercise such reasonable best efforts, neither Parent nor the Company, respectively, may terminate this Agreement under this Section 7.1(g) until such date; or

          (g)  by the Company, in order to accept a Superior Proposal; provided
                                                                       --------
that (A) the Offer shall not theretofore have been consummated (or, if the Offer is consummated and extended, initially consummated); (B) the Board determines (based on the advice of counsel) that the failure to take such actions would be inconsistent with its fiduciary duties to the Company's shareholders under applicable law; (C) the Company has given Parent two full business days' advance notice of the Company's intention to accept such Superior Proposal; (D) the Company shall have paid the Fee and the Expense Reimbursement pursuant to
Section 7.3(b); and (E) the Company shall have complied in all respects with the provisions of Section 5.2.

          Notwithstanding the foregoing, the right to terminate this Agreement pursuant to clauses (e) and (f) above shall not be available to Parent if Purchaser or any other affiliate of Parent shall have acquired shares of Company Common Stock pursuant to the Offer.

          As used herein, "Alternative Transaction" means any of (i) a
                           -----------------------
transaction pursuant to which any person (or group of persons (including the shareholders of any party to such transaction)) other than Parent or its affiliates (a "Third Party") acquires or would acquire more than 30% of the
               -----------
outstanding shares of any class of equity securities of the Company, whether from the Company or pursuant to a tender offer or exchange offer or otherwise,
(ii) a merger or other business combination involving the Company pursuant to which any Third Party acquires more than 30% of the outstanding equity securities of the Company or the entity surviving such merger or business combination, (iii) any transaction pursuant to which any Third Party acquires or would acquire control of assets (including for this purpose the outstanding equity securities of Subsidiaries of the Company and securities of the entity surviving any merger or business combination including any of the Company's Subsidiaries) of the Company, or any of its Subsidiaries having a fair market value (as determined by the Board in good faith) equal to more than 30% of the fair market value of all the assets of the Company and its Subsidiaries, taken as a whole, immediately prior to such transaction, or (iv) any other consolidation, business combination, recapitalization or similar transaction involving the Company or any of the Company Subsidiaries that are "significant" under Regulation S-X at a level of 30% or more, other than the Transactions;

provided, however, that the term Alternative Transaction shall not include any
--------  -------
acquisition of securities by a broker dealer in connection with a bona fide public offering of such securities.

          7.2  Effect of Termination.  In the event of the termination of this
               ---------------------
Agreement pursuant to Section 7.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers or shareholders except for any obligation of the Company or Parent set forth in Section 7.3 hereof. Notwithstanding the foregoing, nothing herein shall relieve the Company or Parent from liability for any willful breach hereof (it being understood that the provisions of Section
7.3 do not constitute a sole or exclusive remedy for such willful breach).

          7.3  Fees and Expenses.
               -----------------

          (a) Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

          (b)  The Company shall pay Parent a fee of $30,000,000 (the "Fee")
                                                                       ---
(and shall also pay Parent up to $1,000,000 to reimburse Parent for its itemized out-of-pocket expenses in connection with the Transactions (the "Expense
                                                                 -------
Reimbursement") upon the first to occur of any of the following events:
-------------

               (1)  the termination of this Agreement by Parent pursuant to
Section 7.1(e) or Section 7.1(f); or

               (2)  the termination of this Agreement by the Company pursuant to
Section 7.1(g).

          (c)  Parent shall reimburse the Company for the Ocular Fee (the

"Parent Expense Reimbursement") upon the termination of this Agreement by (i) by
-----------------------------
either Parent or the Company pursuant to Section 7.1(b), Section 7.1(c), or
Section 7.1(d) if the failure to consummate the Offer is the result of the failure of the conditions set forth in any of clauses (a) or (b) of Annex A to
                                                                    -------
be satisfied or (ii) the Company pursuant to Section 7.1(f); provided, however,
                                                             --------  -------
if within twelve months of termination of this Agreement pursuant to clause (i) of this paragraph, an Alternative Transaction is consummated, then the Company shall pay to Parent, not later than two days after the date such Alternative Transaction is consummated, an amount equal to the Ocular Fee previously reimbursed to the Company by Parent pursuant to the provisions hereof.

          (d) The Fee and the Expense Reimbursement and Parent Expense Reimbursement shall be paid by wire transfer of same day funds to an account designated by Parent or the Company, as applicable within two business days after a demand for payment following (i) in the case of the Fee and the Expense Reimbursement, the first to occur of any of the events described in Section 7.3(b); provided that, in the
                                                        --------
event of a termination of this Agreement under Section 7.1(g), the Fee and the Expense Reimbursement shall be paid as therein provided as a condition to the effectiveness of such termination; and (ii) in the case of the Parent Expense Reimbursement, the first to occur of any of the events described in Section 7.3(c).

          (e) The agreements contained in this Section 7.3 are an integral part of the Transactions and do not constitute a penalty. In the event of any dispute between the Company and Parent as to whether the Fee and the Expense Reimbursement or the Parent Expense Reimbursement under this Section 7.3 is due and payable, the prevailing party shall be entitled to receive from the other party the reasonable costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, relating to such dispute. Interest shall be paid on the amount any unpaid fee at the publicly announced prime rate of Bank One, N.A. from the date such fee was required to be paid.


                                 ARTICLE VIII

                              GENERAL PROVISIONS

          8.1  Nonsurvival of Representations, Warranties and Agreements. The
               ---------------------------------------------------------
representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Merger,

provided that the representations and warranties of the Company shall not
--------
survive the Offer Completion Date, and provided further that the agreements
                                       -------- -------
contained in Section 2.4, Section 2.9, Section 2.10, Section 2.11, Section 5.5 and this ARTICLE VIII will survive the Merger.

          8.2  Notices.  Any notice required to be given hereunder will be
               -------
sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee's location on any business day after 5:00 p.m. (addressee's local time) shall be deemed to have been received at 9:00 a.m. (addressee's local time) on the next business day), by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

          If to Parent or Purchaser:

               Novartis AG
               Schwarzwaldallee 215

               CH-4058 Basel
               Switzerland
               Attention: Urs Barlocher
               Telecopier No.: 011-4161-697-3921

               WJ Acquistion Corp.
               C/O Novartis Corporation
               608 5/th/ Avenue
               New York, New York  10020
               Attention: Robert Thompson
               Telecopier No.: (212) 830-2416

               CIBA Vision Corporation
               11460 Johns Creek Parkway
               Duluth, Georgia 30097-1556
               Attention: R. Scott Meece
               Telecopier No.: (678) 415-3018

               With copies to:

               Shearman & Sterling
               599 Lexington Avenue
               New York, New York 10022
               Attention:  David W. Heleniak, Esq.
               Telecopier No.:  212-848-7179

          If to the Company:

               Wesley Jessen VisionCare, Inc.
               333 East Howard Avenue
               Des Plaines, IL 60018-5903
               Attention: Edward J. Kelley
               Telecopier No.: (847) 294-3515

               With copies to:

               Sweeney Lev & Blinkoff LLP
               460 Bloomfield Avenue
               Suite 2000
               Montclair, NJ  07042
               Attention:  Gerald B. Sweeney, Esq.

               Telecopier No.: (973) 509-1074

               Skadden, Arps, Slate, Meagher & Flom LLP
               Four Times Square
               New York, NY 10036-6522
               Attention:  Roger S. Aaron, Esq.
               Telecopier No.:  212-735-2000

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph, provided that such notification shall only be effective on the date specified in such notice or five (5) business days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

          8.3  Assignment; Binding Effect.  Neither this Agreement nor any of
               --------------------------
the rights, interests or obligations hereunder may be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of
Section 5.5, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

          8.4  Entire Agreement.  This Agreement, the Company Disclosure Letter,
               ----------------
and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all prior representations, warranties, agreements and understandings among the parties, both written and oral, with respect thereto except the Confidentiality Letter which shall continue in full force and effect, provided that if there is any conflict between the Confidentiality Letter and
--------
this Agreement, this Agreement shall prevail. No prior drafts of this Agreement or portions thereof shall be admissible into evidence in any action, suit or other proceeding involving this Agreement.

          8.5  Amendment.  This Agreement may be amended by the parties hereto,
               ---------
by action taken by their respective boards of directors, at any time before or after approval of matters presented in connection with the Merger by the shareholders of the Company, but after any such shareholder approval, no amendment shall be made which by law requires the further approval of shareholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

          8.6  Governing Law; Consent to Jurisdiction.
               --------------------------------------

          (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.

          (b) Each of the parties hereto (1) (A) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the Transactions and (B) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (2) (A) agrees that any action under this Agreement may also be brought in any Federal or state court located in the City of New York, Borough of Manhattan and (B) agrees that it will not by motion or other action contest the bringing of any such action in the above mentioned courts rather than in any other venue or forum.

          8.7  Counterparts.  This Agreement may be executed by the parties in
               ------------
separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies of this Agreement each signed by less than all, but together signed by all of the parties hereto. This Agreement shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

          8.8  Headings.  Headings of the Articles and Sections of this
               --------
Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

          8.9  Interpretation.  When a reference is made in this Agreement to an
               --------------
Article, or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words

"hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

          8.10 Waivers.  Except as provided in this Agreement, no action taken
               -------
pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, will be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder will not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

          8.11 Incorporation of Company Disclosure Letter.  The Company
               ------------------------------------------
Disclosure Letter referred to in this Agreement is hereby incorporated in this Agreement and made a part of this Agreement for all purposes as if fully set forth in this Agreement.

          8.12 Severability.  Any term or provision of this Agreement which is
               ------------
invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent (and only to the extent) of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

          8.13 Enforcement of Agreement. The parties hereto agree that
               ------------------------
irreparable damage would occur if any of the provisions of this Agreement was not performed in accordance with its specific terms or as otherwise breached and that money damages would not be an adequate remedy for any breach of this Agreement. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court referred to in Section 8.6(b), this being in addition to any other remedy to which they are entitled at law or in equity. In any such action for specific performance, each of the parties will waive (a) the defense of adequacy of a remedy at law and (b) any requirement for the securing and posting of any bond.

          8.14 Waiver of Jury Trial.  EACH PARTY TO THIS AGREEMENT WAIVES, TO
               --------------------
THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

          8.15 Company Disclosure Letter.  Except where reference is made to the
               -------------------------
Company Disclosure Letter in Article V, any matter disclosed in a section of the Company Disclosure Letter shall be treated as if it were disclosed in all applicable locations throughout such disclosure letter to the extent that, based upon a reasonable review of such disclosure letter by someone familiar with this Agreement, its applicability would be readily apparent. No disclosure in the Company Disclosure Letter shall be deemed to be an admission or representation as to the materiality of the item so disclosed.

          8.16 Execution. This Agreement may be executed by facsimile signatures
               ---------
by any party and such signature shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required.

          8.17 Personal Liability.  Neither this Agreement nor any other
               ------------------
document delivered in connection with this Agreement shall create or be deemed to create or permit any personal liability or obligation on the part of any officer or director of the Company or any Subsidiary of the Company.

          8.18 Date for any Action.  In the event that any date on which any
               -------------------
action is required to be taken hereunder by any of the parties hereto is not a business day, such action shall be required to be taken on the next succeeding day which is a business day.

          8.19 Obligation of Parent and the Company.  Whenever this Agreement
               ------------------------------------
requires Purchaser or another Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Purchaser or such Subsidiary to take such action and a guarantee of the performance thereof. Whenever this Agreement requires the Surviving Corporation to take any action, from and after the Offer Completion Date, such requirement shall be deemed to include an undertaking on the part of Parent to cause the Surviving Corporation to take such action and a guarantee of the performance thereof. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and a guarantee of the performance thereof.

          8.20 Certain Definitions.  As used in this Agreement:
               -------------------

          (a)  The term "affiliate," as applied to any person, shall mean any
                         ---------
other person directly or indirectly controlling, controlled by, or under common control with, that person; for purposes of this definition, "control"
                                                             -------
(including, with correlative meanings, the terms "controlling," "controlled by," "under common control with"), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by contract or otherwise.

          (b)  A person will be deemed to "beneficially" own securities if such
                                           ------------
person would be the beneficial owner of such securities under Rule 13d-3 under the Exchange Act, including securities which such person has the right to acquire (whether such right is exercisable immediately or only after the passage of time).

          (c)  The term "business day" means any day on which commercial banks
                         ------------
are open for business in New York, New York other than a Saturday, a Sunday or a day observed as a holiday in New York, New York under the laws of the State of New York or the federal laws of the United States.

          (d)  The term "knowledge" or any similar formulation of "knowledge"
                         ---------                                 ---------
shall mean, with respect to the Company, the actual knowledge of the Company's executive officers.

          (e)  The term "person" shall include individuals, corporations,
                         ------
partnerships, trusts, limited liability companies, associations, unincorporated organizations, joint ventures, other entities, groups (which term shall include a "group" as such term is defined in Section 13(d)(3) of the Exchange Act), labor unions or Governmental Entity.

          IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

                         NOVARTIS AG



                         By: ________________________________
                                Name:
                                Title:


                         By: ________________________________
                                Name:
                                Title:



                         WJ ACQUISITION CORP.


                         By: ________________________________
                                Name:
                                Title:


                         WESLEY JESSEN VISIONCARE, INC.



                         By: ________________________________
                                Name:
                                Title:

                                    ANNEX A
                            CONDITIONS TO THE OFFER
                            -----------------------

          Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement and Plan of Merger (the "Agreement") of which this
                                                    ---------
Annex A is a part. Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to the obligation of Purchaser to pay for or return tendered shares of Company Common Stock promptly after termination or withdrawal of the Offer), pay for, and (subject to any such rules or regulations) may delay the acceptance for payment of or the payment for any tendered shares of Company Common Stock and (except as provided in the Agreement) amend or terminate the Offer if (i) the Minimum Condition has not been satisfied or (ii) at any time on or after the date of this Agreement and before the Expiration Date, any of the following conditions exists:

          (a) there shall be in effect an injunction or other order, decree, judgment or ruling by a Governmental Entity of competent jurisdiction or a law, rule or regulation shall have been promulgated, or enacted by a Governmental Entity of competent jurisdiction which in any such case (i) restrains or prohibits the making or consummation of the Offer or the consummation of the Merger, or (ii) prohibits or restricts the ownership by Parent (or any of its affiliates or Subsidiaries) of any material portion of the Company's business or assets or which would substantially deprive Parent and/or its affiliates or Subsidiaries of the benefit of ownership of the Company's business or assets, or
(iii) imposes material limitations on the ability of Purchaser or Parent effectively to acquire the shares of Company Common Stock; or

          (b) any applicable waiting period under the Antitrust Laws shall not have expired or been terminated; or

          (c) this Agreement shall have been terminated by the Company or Parent in accordance with its terms; or

          (d) Parent and the Company shall have agreed in writing that Purchaser shall amend the Offer to terminate the Offer or postpone the payment for shares of Company Common Stock pursuant thereto; or

          (e) the representations and warranties of the Company set forth in the Agreement shall not have been true and accurate as of the date made (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such

                                   Annex A-1
date or with respect to such period) (in each case without for this purpose giving effect to qualifications or limitations as to materiality or the absence of a Material Adverse Effect on the Company contained in such representations and warranties), except for such failures to be true and correct as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, or the Company shall have breached or failed to perform or comply in any material respect with any material obligations, agreement or covenant required by the Agreement to be performed or complied with by it; provided, however, that such breach or failure to perform is incapable of
       --------  -------
being cured or has not been cured prior to the Initial Expiration Date (or such later date upon with the Offer shall expire); or

          (f) the Board shall have modified or amended its recommendation of the Offer in any manner adverse to Parent or shall have withdrawn its recommendation of the Offer, or shall have recommended acceptance of any Acquisition Proposal or shall have resolved to do any of the foregoing; which in the reasonable judgment of Parent or the Purchaser, in any such case, and regardless of the circumstances giving rise to such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment or payments.

          The foregoing conditions are for the sole benefit of Parent and Purchaser and may be asserted by Parent and Purchaser regardless of the circumstances giving rise to any such condition, and, except for the Minimum Condition and otherwise subject to the terms of this Agreement, may be waived by Parent and Purchaser, in whole or in part, at any time and from time to time, in the sole discretion of Parent and Purchaser.

          The determination as to whether any condition has been satisfied shall be deemed a continuing right which may be asserted at any time and from time to time. Notwithstanding the fact that the Parent and Purchaser reserve the right to assert the failure of a condition following acceptance for payment but prior to payment in order to delay payment or cancel their obligation to pay for properly tendered shares of Company Common Stock, the Parent and Purchaser will either promptly pay for such Company Common Stock or promptly return such Company Common Stock.

          Should the Offer be terminated pursuant to the foregoing provisions, all tendered shares of Company Common Stock not theretofore accepted for payment pursuant thereto shall forthwith be returned to the tendering shareholders.

                                   Annex A-2